UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2016

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21250	94-2615258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Howard Street,

San Francisco, CA 94105

(Address of Principal Executive Office, Including Zip Code)

(415) 278-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On June 28, 2016, The Gymboree Corporation (the “Company”) entered into a definitive purchase agreement (the “Purchase Agreement”) with Zeavion Holding Pte. Ltd. (“ZEAVION” or the “Buyer”) for the sale by the Company of all of the outstanding shares of Gymboree Play Programs, Inc. Upon closing of the transaction, ZEAVION will own the entire global Play & Music business, including its central operations and centers in North America. Pursuant to the terms of the transaction, Gymboree will receive $127.5 million in cash proceeds from ZEAVION, approximately $80 million net of estimated taxes. The closing of the transaction is expected to occur by mid-July, and is subject to certain closing conditions and post-closing purchase price adjustments. If closing does not occur by mid-July, Gymboree has the right to terminate the definitive agreements and retain a $20 million nonrefundable deposit. The Purchase Agreement also includes customary representations and warranties regarding the Company and the Buyer as well as customary covenants and indemnity provisions. At closing, the Company and the Buyer (and/or their respective affiliates) also expect to enter into certain other agreements, including a transition services agreement and a license and assignment agreement for the sale and licensing of certain intellectual property of Gym-Mark, Inc.

The reported estimated tax is preliminary and subject to adjustment when finalized, as discussed in the press release announcing the transaction. A copy of the press release announcing the transaction is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Credit Agreement Amendments

On June 28, 2016, the Company entered into (i) an amendment (the “Term Loan Amendment”) with its immediate parent company, Giraffe Intermediate B, Inc. (“Holdings”), and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Term Loan Agent”), which amends the Amended and Restated Credit Agreement, dated as of February 11, 2011 (the “Term Credit Agreement”), among the Company, Holdings, certain subsidiaries of the Company, the Term Loan Agent, the lenders from time to time party thereto and certain other parties and (ii) an amendment (the “ABL Amendment” and together with the Term Loan Amendment, the “Amendments”) with Holdings, certain subsidiaries of the Company and Bank of America, N.A., as administrative agent (in such capacity, the “ABL Agent”), which amends the Amended and Restated Credit Agreement, dated as of March 30, 2012 (as previously amended prior to the date hereof, the “ABL Credit Agreement” and together with the Term Credit Agreement, the “Credit Agreements”), among the Company, Holdings, certain subsidiaries of the Company, the ABL Agent, the lenders from time to time party thereto and certain other parties. The Amendments authorize the Company to effect, and make certain technical changes to the Credit Agreements to reflect, the change in the Company’s fiscal year described in Item 5.03.

The foregoing description of the Credit Agreement Amendments and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Term Loan Amendment and the ABL Amendment, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report, and each of which is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective June 28, 2016, the Company determined to change its fiscal year end from the Saturday closest to January 31st of each year to the Saturday closest to July 31st of each year. A transition report covering the transition period will be filed by the Company on Form 10-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

10.1	Amendment to Amended and Restated Credit Agreement, dated June 28, 2016, among The Gymboree Corporation, Giraffe Intermediate B, Inc. and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

10.2	Third Amendment to Amended and Restated Credit Agreement, dated June 28, 2016, among The Gymboree Corporation, Giraffe Intermediate B, Inc., the subsidiaries of The Gymboree Corporation party thereto and Bank of America N.A., as administrative agent.

99.1	Press Release of The Gymboree Corporation dated June 28, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION

Date: June 28, 2016	By:	/s/ Andrew North
	Name:	Andrew North
	Title:	Chief Financial Officer

EXHIBIT INDEX

No.	Description

10.1	Amendment to Amended and Restated Credit Agreement, dated June 28, 2016, among The Gymboree Corporation, Giraffe Intermediate B, Inc. and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

10.2	Third Amendment to Amended and Restated Credit Agreement, dated June 28, 2016, among The Gymboree Corporation, Giraffe Intermediate B, Inc., the subsidiaries of The Gymboree Corporation party thereto and Bank of America N.A., as administrative agent.

99.1	Press Release of The Gymboree Corporation dated June 28, 2016.